Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 25, 2020 and July 24, 2020, relating to the financial statements and financial highlights, which appear in AMG GW&K Small/Mid Cap Fund’s and AMG GW&K Mid Cap Fund’s (formerly AMG Managers Cadence Mid Cap Fund) Annual Reports on Form N-CSR for the years ended December 31, 2019 and May 31, 2020, respectively. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

November 9, 2020